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                                                                    Exhibit 1.2

                                 (Translation)

                          SHARE HANDLING REGULATIONS
                                      OF
                              RICOH COMPANY, LTD.

                         CHAPTER I. GENERAL PROVISIONS

(Purpose)

   Article 1. Pursuant to Article 13 of the Articles of Incorporation, the business and the service charges pertaining to the shares of the Company shall be governed by these Regulations; provided, however, that in addition to these Regulations, handling procedures with respect to the beneficial shareholders shall be governed by the rules provided by Japan Securities Depository Center, Inc. (hereinafter referred to as the "Center").

(Administrator of Register of Shareholders)

   Article 2. The administrator of register of shareholders of the Company, its handling office and forwarding offices are as follows:

Administrator of Register of Shareholders:

   The Chuo Mitsui Trust and Banking Company, Limited
   33-1, Shiba 3-chome
   Minato-ku, Tokyo

Handling Office:

   The Chuo Mitsui Trust and Banking Company, Limited (Head Office) 33-1, Shiba 3-chome
   Minato-ku, Tokyo

Forwarding Offices:

   All branch offices in Japan of The Chuo Mitsui Trust and Banking Company, Limited and the head office and all branches offices in Japan of the Japan Securities Agents, Ltd.

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(Types of Share Certificates)

   Article 3. The share certificates to be issued by the Company shall be in the following seven (7) denominations: one (1) share, five (5) shares, ten
(10) shares, fifty (50) shares, one-hundred (100) shares, five-hundred
(500) shares, and one-thousand (1,000) shares; provided, however, that share certificates representing any number of shares less than one-hundred
(100) shares may be issued by stating the number of shares.

       2. The shareholders shall not request the issuance of share certificates representing a number of shares constituting less than one unit, except as provided in Articles 13 (Request for Delivery of Non-Possessed Share Certificates), 21 (Re-issuance due to Defacement or Mutilation) and 22 (Re-issuance due to Filled Columns) hereof.

(Request and Notification, etc.)

   Article 4. The procedures to submit a request, notification, submission or application with respect to the businesses delegated to the administrator of register of shareholders by the Company shall be addressed to the administrator of register of shareholders.

       2. Any request, notification, submission or application to be made under these Regulations shall be in the form prescribed by the Company and shall be affixed with the seal, which seal impression has been registered with the Company in accordance with the provisions of Article 14 hereof.

       3. In the case that any request, notification, submission or application hereunder is made or given by a proxy, a document certifying the power of the proxy must be submitted. In the event that any request, notification or application requires the consent of a curator or assistant, a document certifying such consent must be submitted.

                  CHAPTER II. REGISTRATION OR RECORDING, ETC.
                          IN REGISTER OF SHAREHOLDERS

(Registration of Transfer)

   Article 5. In the case of registration or recording in the register of shareholders (hereinafter the "Registration of Transfer"), an application together with the share certificates on which

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applicant name is appeared shall be requested.

       2. In the case of an application for the Registration of Transfer of shares for the reasons other than an assignment, a document evidencing the acquisition thereof shall be requested in addition to the requirements provided for in the preceding Paragraph; provided, however, that in the case the share certificates have not been issued, submission of the share certificates thereof shall not be required.

(Registration of Transfer pursuant to Specific Procedures under Laws and Ordinances)

   Article 6. In the event that a specific procedure is required by laws and ordinances for the Registration of Transfer of shares, an application together with the share certificates on which applicant name is appeared and a document certifying the completion of such procedure shall be submitted.

(Registration in Register of Beneficial Shareholders)

   Article 7. Registration or recording in the register of beneficial shareholders shall be made based upon the notice from the Center relating to the beneficial shareholders and the beneficial ownership card.

(Beneficial Ownership Card)

   Article 8. Beneficial shareholders shall submit a beneficial ownership card through a participant.

(Aggregation)

   Article 9. In the event that a shareholder registered or recorded in the register of shareholders is recognized to be identical to a beneficial shareholder registered or recorded in the register of beneficial shareholders based on the address and the name of such shareholder, the number of shares held by such shareholder shall be aggregated for the purpose of exercising shareholder's rights.

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                    CHAPTER III. REGISTRATION OF PLEDGE AND
                         INDICATION OF TRUST PROPERTY

(Registration or Cancellation of Pledge)

   Article 10. In the case of an application for registration, alteration or cancellation of a pledge on shares, an application therefore shall be requested under the joint signatures of the pledgor and the pledgee together with the share certificates on which the pledgee's name is appeared.

(Indication or Cancellation of Trust Property)

   Article 11. In the case of an application for indication or cancellation of trust property on shares, the trustor or the trustee shall request an application together with the share certificates.

               CHAPTER IV. NON-POSSESSION OF SHARE CERTIFICATES

(Submission of Non-Possession of Share Certificates)

   Article 12. In the case of a submission for the non-possession of share certificates, such request shall be submitted with the share certificates; provided, however, that in the case that the share certificates have not been issued, submission of the share certificates shall not be required.

(Request for Delivery of Non-Possessed Share Certificates)

   Article 13. In the case that a shareholder, who has made a submission for non-possession of share certificates, requests for issuance of the share certificates, such shareholder shall be required to submit an application to that effect.

                       CHAPTER V. VARIOUS NOTIFICATIONS

(Notification of Name, Address and Seal Impression of Shareholder, etc.)

   Article 14. Shareholders, beneficial shareholders and registered share pledgees or their statutory representatives shall provide a notification of their names, address and seal impressions; provided, however, that foreigners who have the custom of signature may

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substitute the seal impression with a specimen of their signature.

       2. The same procedures shall apply when there are any changes in the items notified under the preceding Paragraph.

(Notification of Addresses where Shareholders Residing Abroad, etc. Receive Notices)

   Article 15. In addition to the requirements provided for in the preceding Article, shareholders, beneficial shareholders and registered share pledgees or their statutory representatives residing abroad shall appoint resident standing proxies in Japan or provide notification of the addresses in Japan where they shall receive notices.

       2. The provisions in the preceding Article shall apply MUTATIS MUTANDIS to resident standing proxies.

(Representative of Corporation Shareholder)

   Article 16. In the case that a shareholder or beneficial shareholder is a corporation, notification of one (1) representative of such corporation shall be provided to the Company.

       2. When the representative has been changed, a notification together with a certified copy of the commercial register shall be submitted.

(Representative of Joint-owners of Shares)

   Article 17. Shareholders or beneficial shareholders who own shares jointly shall appoint one (1) representative and submit notification thereof.

       2. The same procedure shall apply in the case of a change in such representative.

(Change in Entries of Register of Shareholders, Register of Beneficial Shareholders and Share Certificates)

   Article 18. When a change is to be made in the entries in the register of shareholders, the register of beneficial shareholders or on share certificates for any of the following reasons, a notification thereof shall be submitted together with the share certificates and a document

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evidencing such fact; provided, however, that submission of the share certificates shall not be required if such share certificates have not been issued or in the case of a change in the entries in the register of beneficial shareholders:

       1. Change in the surname or given name;

       2. Appointment, change or discharge of statutory representatives such as a person with parental authority or a guardian, etc.;

       3. Change in the trade name or corporate name; and

       4. Change in the organization of a legal entity.

(Exception for Various Notifications by Beneficial Shareholders)

   Article 19. In the case of a notification by a beneficial shareholders set forth in this Chapter, such notification shall be made through a participant; provided, however, that in the case of only a change in the seal impression of the beneficial shareholders, such notification need not be made through a participant.

                 CHAPTER VI. RE-ISSUANCE OF SHARE CERTIFICATES

(Re-issuance of Share Certificates due to Split or Consolidation)

   Article 20. In the case of a request for the issuance of new share certificates due to a split or a consolidation of share certificates, an application thereof shall be submitted together with the share certificates.

       2. Issuance of Less-Than-One-Unit Share Certificates due to a split or a consolidation of share certificates may not be made.

(Re-issuance due to Defacement or Mutilation)

   Article 21. In the case of a request for the issuance of new share certificates due to defacement or mutilation, an application thereof shall be submitted together with the share certificates; provided, however, that when it is difficult to ascertain whether such share certificates are genuine, the provisions set forth in Chapter 7 shall apply.

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(Re-issuance due to Filled Columns)

   Article 22. In the case that the columns for recording the names of ownership on the share certificates are completely filled out, the Company shall collect such share certificates and issue new share certificates.

(Automatic Consolidation of Less-Than-One-Unit Share Certificates)

   Article 23. When Less-Than-One-Unit Share Certificates are submitted for the Registration of Transfer and such share certificates can be consolidated to constitute one (1) unit, the Company shall so consolidate the same, unless otherwise specifically requested by the applicant who has requested the Registration of Transfer.

                    CHAPTER VII. REGISTRATION OF LOST SHARE
                              CERTIFICATES, ETC.

(Request for Registration of Lost Share Certificates)

   Article 24. An applicant who requests the registration of lost share certificates shall submit an application together with a document evidencing the acquisition of the share certificates, the loss of such share certificates and an identification of the applicant; provided, however, that in the case that the applicant who requests the registration of lost share certificates is a shareholder or a registered share pledgee pertaining to the lost share certificates, only a document evidencing the loss of share certificates shall be submitted, in addition to the application.

(Application for Deregistration by a Registrant of Lost Share Certificates)

   Article 25. In the case that a registrant of the lost share certificates applies to deregister a registration stated in the preceding Article, an application shall be submitted.

(Request for Deregistration by a Holder of Share Certificates)

   Article 26. In the case that an applicant, who requests to deregister the registration of lost share certificates, is a holder of such share certificates, an application together with such share certificates and an identification of the applicant shall be submitted; provided, however, that in the case that a shareholder or a registered share pledgee requests the deregistration, submission

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of the identification of the applicant is not required.

(Applicable Notifications)

   Article 27. In the case an applicant who requests the registration of lost share certificates is not a shareholder or a registered share pledgee and changes are to be made the entries or records in the register of lost share certificates, the provisions set forth in Articles 14 through 18 shall apply MUTATIS MUTANDIS.

              CHAPTER VIII. PURCHASE OF LESS-THAN-ONE-UNIT SHARES

(Application for Request of Purchase)

   Article 28. In the case that a shareholder or beneficial shareholder who owns Less-Than-One-Unit Shares requests to the Company for the purchase of Less-Than-One-Unit Shares, an application shall be submitted together with the share certificates to the handling office or forwarding offices of the administrator of register of shareholders set forth in Article 2; provided, however, that in the case that the share certificates have not been issued, submission thereof shall not be required.

       2. In the case that beneficial shareholders request an application set forth in the preceding Paragraph, the procedure shall be carried out through a participant and the Center.

(Determination of Purchase Price)

   Article 29. The purchase price per share of Less-Than-One-Unit Share shall be the closing price of the stock of the Company at the market operated by the Tokyo Stock Exchange on the day on which the application and the share certificates are received at the handling office or a forwarding office of the administrator of register of shareholders set forth in Article 2; provided, however, that in the case that no trading is effected on that day or stock exchange is closed on that day, the purchase price shall be the price at which the shares of the Company are first traded thereafter.

       2. The total purchase price for request of purchase pursuant to preceding Paragraph shall be the amount obtained by multiplying the purchase price by the number of shares requested to be purchased.

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(Payment of Purchase Price)

   Article 30. Unless otherwise provided by the Company, the Company shall pay the amount obtained by deducting any fees stipulated in Article 41 from the purchase price calculated pursuant to the preceding Article to the applicant at the place where the request for purchase was filed on the date the Company designated within six (6) business days counting from the day following the day on which the purchase price in the preceding Article was determined; provided, however, that when such purchase price includes a premium due to dividends of surplus stock splits, etc., the purchase price shall be paid prior to the relevant record date.

       2. The applicant requesting the purchase may request that payment of the purchase price be made by remittance/wire transfer to a bank account or post office account designated by such applicant.

(Transfer of Shares Purchased)

   Article 31. Less-Than-One-Unit Shares for which a request for purchase has been made shall be transferred to the Company on the day on which the purchase price has been paid or the procedure for payment has been completed pursuant to the preceding Article.

         CHAPTER IX. SALE OF LESS-THAN-ONE-UNIT SHARES UPON A REQUEST
                            FOR ADDITIONAL PURCHASE

(Procedure for Request for Additional Purchase)

   Article 32. In the case that a request for the sale of additional shares is made to the Company by a shareholder or a beneficial shareholder who owns Less-Than-One-Unit Shares that, when added to the number of such shareholder's shares, would constitute for one unit of shares (hereinafter referred to as the "request for additional purchase"), a request for additional purchase shall be submitted together with the share certificates and the approximate amount for additional purchase set forth in the following Article to the handling office or forwarding offices of the administrator of the register of shareholders set forth in Article 2; provided, however, that in the case that the share certificates for such shares have not been issued, submission thereof shall not be required.

       2. In the case that beneficial shareholders request for additional purchase set forth in

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the preceding Paragraph, the procedure shall be carried out through a participant and the Center.

(Approximate Amount for Additional Purchase)

   Article 33. The approximate amount for additional purchase shall be calculated by multiplying the closing price of the stock of the Company at the market operated by the Tokyo Stock Exchange on the business day (if there is no trading on such day, the closing price at which the shares of the Company are last traded prior to such day) immediate preceding the day on which the request for additional purchase and the share certificates set forth in the preceding Article are received at the handling office or a forwarding office of the administrator of register of shareholders set forth in Article 2 by the number of share requested to be additionally purchased and by 1.3; and any amount less than 1,000 yen arising out of such calculation shall be rounded up; provided, however, that in the case that beneficial shareholders request for additional purchase, such request shall be subject to the rules provided by the Center.

       2. In the case that a request for additional purchase set forth in the preceding Article has been made, if the approximate amount for additional purchase actually received is less than the amount set forth in the preceding Paragraph, the Company shall not proceed with such request for additional purchase.

(Requests for Additional Purchases which Exceed the Balance of the Shares of the Company Owned by Itself)

   Article 34. When the total number of shares for which requests for additional purchase are made in one day exceeds the number of the shares of the Company owned by itself that is transferable (excluding such shares owned for a specific purpose), none of the requests for additional purchase made on that day shall have any effect.

(Effective Date of the Request for Additional Purchase)

   Article 35. The request for additional purchase shall become effective as of the day on which the request for additional purchase and the share certificates set forth in Article 32 and the approximate amount for additional purchase set forth in Article 33 are received at the handling office or a forwarding office of the administrator of register of shareholders set forth in Article 2

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(Suspension Period for Acceptance of Requests for Additional Purchase)

   Article 36. The Company shall suspend to accept requests for additional purchase for the period from the day twelve (12) business days preceding March 31 to March 31 and the period from the day twelve (12) business days preceding September 30 to September 30 of each year.

       2. Notwithstanding the preceding Paragraph, the Company may set an additional suspension period for acceptance of requests for additional purchase, if the Company deems it necessary.

(Determination of the Price for Additional Purchase)

   Article 37. The purchase price per share for additional purchase of Less-Than-One-Unit Shares shall be the closing price of the stock of the Company at the market operated by the Tokyo Stock Exchange on the effective date of the request for additional purchase; provided, however, that in the case that no trading is effected on that day or such stock exchange is closed on that day, the purchase price per share shall be the price at which the shares of the Company are first traded thereafter.

       2. The total purchase price for additional purchase of Less-Than-One-Unit Shares shall be the amount obtained by multiplying the purchase price per share for additional purchase of Less-Than-One-Unit Shares by the number of shares requested to be additionally purchased.

       3. In the event that the approximate amount for additional purchase set forth in Article 33 is less than the sum of the total purchase price set forth in the preceding Paragraph and the fees for additional purchase set forth in
Article 41 (hereinafter referred to as "Definitive Purchase Price for Additional Shares"), the shortfall shall be charged to the shareholder who made such request for additional purchase. In this case, such request for additional purchase shall be cancelled if such shortfall is not paid within five
(5) business days following the day on which the shortfall was charged.

(Receipt of Definitive Purchase Price for Additional Shares)

   Article 38. The Company shall receive the Definitive Purchase Price for Additional Shares out of the approximate amount for additional purchase on the day designated by the Company within six (6) business days either from the date on which the Definitive Purchase Price for

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Additional Shares is determined or from the date immediate following the day on which the shortfall is paid in accordance with Paragraph 3 of the preceding Article; provided, however, that when such purchase price includes a premium due to dividends, stock splits, etc., the purchase price shall be received prior to the relevant record date.

       2. The balance of the approximate amount for additional purchase and the Definitive Purchase Price for Additional Shares set forth in the preceding Paragraph shall be returned to the shareholder who made the request for additional purchase, by remittance/wire transfer to a bank account or post office account designated by such shareholder.

(Transfer of Additionally Purchased Shares)

   Article 39. The Less-Than-One-Unit Shares for which a request for additional purchase has been made shall be transferred to the shareholder or a beneficial shareholder who made the request for additional purchase on the day which the Definitive Purchase Price for Additional Shares was received pursuant to the preceding Article.

(Delivery of Share Certificate)

   Article 40. The Company shall issue a share certificate for shares that constitute one unit as a result of the request for an additional purchase without delay and deliver the same to the shareholder who made the request for the additional purchase; provided, however, that in the case that a request for additional purchase is made by a beneficial shareholder, this Article is not applied.

                                CHAPTER X. FEES

(Fees)

   Article 41. Fees for handling of the shares of the Company are as follows:

         (1) Delivery of share certificates pursuant to Article 13 (Request for Delivery of Non-Possessed Share Certificates) and Article 21 (Re-issuance due to Defacement of Mutilation)

             Yen 200 per share certificate

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         (2) Request for the registration of lost share certificates as set forth in Article 24 (Request for the Registration of Lost Share Certificates):

             Yen 8,600 per registration
             Yen 500 per share certificate

         (3) In the case of purchasing Less-Than-One-Unit Shares pursuant to
             Article 28 (Application for Request of Purchase) and additional purchase by the shareholders pursuant to Article 32 (Procedure for Request for Additional Purchase), an amount per unit calculated pursuant to the following formula, as equivalent to the brokerage commission for the sale and purchase of shares, which shall be proportionally dividend by the number of Less-Than-One-Unit Shares purchased.

Formula:

In respect of the total amount obtained by multiplying the purchase price per share specified in Article 29 (Determination of Purchase Price) and Article 37 (Determination of the Price for Additional Purchase) by the number of shares constituting one unit of shares:

Amount equal to or less than 1 million yen: 1.150%

Amount exceeding 1 million yen and equal to or less than 5 million yen: 0.900%

Amount exceeding 5 million yen and equal to or less than 10 million yen: 0.700%

Amount exceeding 10 million yen and equal to or less than 30 million yen: 0.575%

Amount exceeding 30 million yen and equal to or less than 50 million yen: 0.375%

   (Any amounts less than Yen 1 are rounded down.)

Provided, however, that if the amount so calculated for one unit of share is less than Yen 2,500, the amount for one unit shall be Yen 2,500.

                            SUPPLEMENTARY PROVISION

1. Date of Enactment:     June 28, 2006
2. Date of Amendment:     June 28, 2006
3. Approved by:           The Board of Directors

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4. Established by:        Head Office of the Department of Human Resources.
                          Administrative Manager
5. Section in charge:     Head Office of the Department of Human Resources.
                          Department of General Affairs

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